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                                                                    EXHIBIT 8.1




                               November 12, 1996



Ford Credit Leasing               RCL Trust 1996-1
  Company, Inc.                   c/o First Union Bank of
The American Road                   Delaware, as RCL Trustee
Dearborn, Michigan 48121          One Rodney Square
                                  920 King Street
Ford Motor Credit Company         Wilmington, Delaware 19801
The American Road
Dearborn, Michigan 48121

J.P. Morgan Securities Inc.
60 Wall Street
New York, New York 10260

         Re:     Ford Credit Auto Lease Trust 1996-1

Ladies and Gentlemen:

                 We have acted as special tax counsel to RCL Trust 1996-1, as Transferor (the "Transferor"), and to Ford Credit Leasing Company, Inc. ("Ford Credit Leasing") and Ford Motor Credit Company ("Ford Credit"), as beneficiaries of the Transferor, in connection with the issuance of the Class A-1 Asset Backed Senior Notes (the "Class A-1 Senior Notes") and the Class A-2 Asset Backed Senior Notes (the "Class A-2 Senior Notes" and, together with the Class A-1 Senior Notes, the "Senior Notes") by Ford Credit Auto Lease Trust 1996-1 (the "Trust") pursuant to the terms of an Indenture (the "Indenture") to be entered into between the Trust and The Chase Manhattan Bank, as Indenture Trustee. The Senior Notes will be sold to the underwriters (the "Underwriters") who are parties to an underwriting agreement (the "Underwriting Agreement") among the Transferor, Ford Credit Leasing, Ford Credit and J.P. Morgan Securities Inc. ("J.P. Morgan"), as representative of the Underwriters.

                 In this connection, we have examined and relied upon the Registration Statement on Form S-1,
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RCL Trust 1996-1
Ford Credit Leasing Company, Inc.
Ford Motor Credit Company
J.P. Morgan Securities Inc.
November 12, 1996
Page 2

Registration No. 333-11167, filed with the Securities and Exchange Commission (the "SEC") on August 30, 1996, as amended (the "Registration Statement"), including the prospectus contained therein (the "Prospectus"), the Indenture, the other Basic Documents, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below, and we have assumed that the Senior Notes, the Subordinated Notes and the Lease Trust Certificates will be issued pursuant to and in the forms attached to such documents, that such documents will not be amended and that the parties to such documents will comply with the terms thereof. Capitalized terms used but not defined herein have the meaning assigned to such terms in the Registration Statement.

                 In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon statements, representations, and certifications of officers and other representatives of the Transferor, the Administrative Agent, the Underwriters, and others, including, in particular, (i) certain calculations performed by J.P. Morgan and
(ii) a representation of the Administrative Agent regarding the reasonableness of certain fees payable to it.

                 In rendering our opinion, we have also considered and relied upon the Internal Revenue Code of 1986, as amended, and administrative rulings, judicial decisions, regulations, and such other authorities as we have deemed appropriate, all as in effect as of the date hereof. The statutory provisions, regulations, interpretations, and other authorities upon which our opinion is based are subject to change, and such chang-





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RCL Trust 1996-1
Ford Credit Leasing Company, Inc.
Ford Motor Credit Company
J.P. Morgan Securities Inc.
November 12, 1996
Page 3

es could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinion will not be taken by the Internal Revenue Service.

                 We express no opinions as to the laws of any jurisdiction other than the laws of the State of New York, the State of Delaware and the federal laws of the United States of America to the extent specifically referred to herein.

                 Based upon and subject to the foregoing, we are of the opinion that:

                 (1) the statements in the Prospectus under the heading "Summary--Tax Status" to the extent they relate to federal income tax matters and under the heading "Federal Income Tax Consequences," subject to the qualifications set forth therein, accurately describe the material federal income tax consequences to holders of Senior Notes, under existing law and the assumptions stated therein;

                 (2) for federal income tax purposes (i) the Senior Notes will be treated as debt and (ii) none of FCTT, the Transferor or the Issuer will be classified as an association (or publicly traded partnership) taxable as a corporation;

                 (3) although no specific authority exists as to the characterization for federal income tax purposes of securities having the same terms as the Lease Trust Certificates and accordingly, although the matter is not free from doubt, the Lease Trust Certificates (other than the Lease Trust Certificates initially acquired by the Transferor) should be treated as indebtedness for federal income tax purposes;

                 (4) in the event the Lease Trust Certificates (other than the
                     Lease Trust Certificates initially





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RCL Trust 1996-1
Ford Credit Leasing Company, Inc.
Ford Motor Credit Company
J.P. Morgan Securities Inc.
November 12, 1996
Page 4

acquired by the Transferor) were found not to constitute indebtedness for federal income tax purposes, such Lease Trust Certificates would be classified as interests in a partnership (other than a publicly traded partnership taxable as a corporation);

                 (5) the statements in the Prospectus under the heading "Certain State Tax Consequences" to the extent they relate to Delaware state income tax matters, subject to the qualifications set forth therein, accurately describe the material Delaware state income tax consequences to holders of Senior Notes, under existing law and the assumptions stated therein; and

                 (6) assuming that the Senior Notes are treated as debt for federal income tax purposes, (i) the Senior Notes will be treated as debt for Delaware state income tax purposes and (ii) Senior Note Owners not otherwise subject to taxation in Delaware would not become subject to taxation in Delaware solely because of a Senior Note Owner's ownership of a Senior Note. Based on the assumption in the preceding sentence and assuming further that none of FCTT, the Transferor or the Issuer will be classified as an association (or publicly traded partnership) taxable as a corporation for federal income tax purposes, none of FCTT, the Transferor or the Issuer will be subject to Delaware state income tax at the entity level.


                 We consent to the reference to Skadden, Arps, Slate, Meagher & Flom LLP under the captions "Federal Income Tax Consequences," "Certain State Tax Consequences" and "Legal Opinions" in the Prospectus.


                                        Very truly yours,

                                        \s\ Skadden, Arps, Slate,
                                               Meagher & Flom LLP